Exhibit 99.1

CINEMARK HOLDINGS, INC. REPORTS RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2021

Made Significant Advances in Pandemic Recovery During the Quarter with

Total Revenues of $667M, Net Income of $6M, Adjusted EBITDA of $139M,

and Cash Flow from Operations of $208M

Plano, TX, February 25, 2022 – Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and twelve months ended December 31, 2021.

Cinemark Holdings, Inc.’s total revenues for the three months ended December 31, 2021 increased 579% to $666.7 million compared with $98.2 million for the three months ended December 31, 2020. As a reminder, some of the Company’s theatres were closed for a portion of the three months ended December 31, 2020 and there was limited new film content available for the theatres that had reopened. For the three months ended December 31, 2021, admissions revenues were $344.9 million and concession revenues were $248.1 million, driven by attendance of 48.1 million patrons. Average ticket price was $7.17, and concession revenues per patron were $5.16.

Net income attributable to Cinemark Holdings, Inc. for the three months ended December 31, 2021 was $5.7 million compared with a loss of $(239.3) million for the three months ended December 31, 2020. Diluted earnings per share for the three months ended December 31, 2021 was $0.05 compared with diluted loss per share of $(2.03) for the three months ended December 31, 2020.

Adjusted EBITDA for the three months ended December 31, 2021 was $139.4 million compared with $(97.5) million for the three months ended December 31, 2020. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release and at https://ir.cinemark.com.

“The theatrical exhibition industry, and our company, made huge strides recovering from the ongoing effects of the pandemic throughout 2021, culminating in an exceptional fourth quarter,” stated Sean Gamble, Cinemark’s President & CEO. “During the quarter, Cinemark surpassed North American industry box office performance by more than 700 basis points when comparing results against 4Q19. Our Latin American admissions also over-indexed their corresponding industry benchmarks by a similar degree."

Gamble continued, “Over 48 million guests visited our Cinemark theaters in the fourth quarter, demonstrating an enduring consumer demand to experience great films in an immersive, shared, cinematic environment. This rebound in attendance generated positive results in cash flow from operations, net income and Adjusted EBITDA across our entire global organization for the first time since the onset of COVID-19 – all significant milestones in our recovery.”

Gamble concluded, “We are highly encouraged by recent favorable developments in the state of the virus, government restrictions and associated consumer sentiment regarding moviegoing. Furthermore, we are greatly looking forward to a robust slate in 2022 that includes a long list of highly anticipated franchises, as well as a broad range of diverse films, providing varied offerings for all audiences.”

Cinemark Holdings, Inc.’s total revenues for the twelve months ended December 31, 2021 increased 120.1% to $1,510.5 compared with $686.3 million for the twelve months ended December 31, 2020. For the twelve months ended December 31, 2021, admissions revenues increased 118.8% to $780.0 million, and concession revenues increased 143.1% to $561.7 million. For the twelve months ended December 31, 2021, attendance was 105.6 million patrons, average ticket price increased 12.5% to $7.39 and concession revenues per patron increased 24.9% to $5.32.

Net loss attributable to Cinemark Holdings, Inc. for the twelve months ended December 31, 2021 was $(422.8) million compared with $(616.8) million for the twelve months ended December 31, 2020. Diluted loss per share for the twelve months ended December 31, 2021 was $(3.55) compared with $(5.25) for the twelve months ended December 31, 2020.

Adjusted EBITDA for the twelve months ended December 31, 2021 was $80.0 million compared with $(276.9) million for the twelve months ended December 31, 2020. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release and at https://ir.cinemark.com.

As of December 31, 2021, the Company’s aggregate screen count was 5,868, and the Company had commitments to open three new theatres and 47 screens during 2022 and nine new theatres and 70 screens subsequent to 2022.

Conference Call/Webcast – Today at 8:30 AM ET

Telephone: via 800-374-1346 or 706-679-3149 (for international callers).

Live Webcast/Replay: Available live at https://ir.cinemark.com. A replay will be available following the call and archived for a limited time.

About Cinemark Holdings, Inc.

Headquartered in Plano, TX, Cinemark (NYSE: CNK) is one of the largest and most influential movie theatre companies in the world. Cinemark’s circuit, comprised of various brands that also include Century, Tinseltown and Rave, operates 522 theatres with 5,868 screens in 42 states domestically and 15 countries throughout South and Central America. Cinemark consistently provides an extraordinary guest experience from the initial ticket purchase to the closing credits, including Movie Club, the first U.S. exhibitor-launched subscription program; the highest Luxury Lounger recliner seat penetration among the major players; XD - the No. 1 exhibitor-brand premium large format; and expansive food and beverage options to further enhance the moviegoing experience. For more information go to https://ir.cinemark.com.

Financial Contact :

Chanda Brashears – 972-665-1671 or cbrashears@cinemark.com

Media Contact:

Julia McCartha – 972-665-1322 or pr@cinemark.com

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict, including, among others, the impacts of COVID-19. Such risks and uncertainties could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 25, 2022. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.

Financial and Operating Summary

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Statement of income data:
Revenues
Admissions	$344,976	$49,108	$780,040	$356,508
Concession	248,092	31,450	561,652	231,046
Other	73,562	17,684	168,772	98,756
Total revenues	666,630	98,242	1,510,464	686,310
Cost of operations
Film rentals and advertising	198,149	21,548	414,988	186,810
Concession supplies	43,680	8,768	97,875	48,647
Salaries and wages	83,641	28,442	232,844	145,031
Facility lease expense	79,223	65,274	280,032	279,764
Utilities and other	90,837	50,699	282,889	229,505
General and administrative expenses	49,302	28,238	161,076	127,599
Depreciation and amortization	63,075	68,396	265,363	259,776
Impairment of long-lived assets	13,365	111,492	20,845	152,706
Restructuring costs	287	307	(1,001)	20,369
(Gain) loss on disposal of assets and other	142	2,074	8,025	(8,923)
Total cost of operations	621,701	385,238	1,762,936	1,441,284
Operating income (loss)	44,929	(286,996)	(252,472)	(754,974)
Interest expense	(38,122)	(37,587)	(149,702)	(129,871)
Interest income	1,061	601	6,396	4,836
Loss on extinguishment of debt	—	—	(6,527)	—
Foreign currency exchange gain (loss)	(351)	1,318	(1,271)	(4,865)
Distributions from NCM	—	—	77	6,975
Cash distributions from DCIP	6,605	—	13,139	—
Non-cash distribution from DCIP	—	12,915	—	12,915
Interest expense - NCM	(5,889)	(5,869)	(23,612)	(23,595)
Equity in loss of affiliates	(2,984)	(11,034)	(25,045)	(38,745)
Total other expense	(39,680)	(39,656)	(186,545)	(172,350)
Income (loss) before income taxes	5,249	(326,652)	(439,017)	(927,324)
Income taxes	(1,233)	(86,978)	(16,802)	(309,376)
Net income (loss)	$6,482	$(239,674)	$(422,215)	$(617,948)
Less: Net income (loss) attributable to noncontrolling interests	743	(418)	568	(1,120)
Net income (loss) attributable to Cinemark Holdings, Inc.	$5,739	$(239,256)	$(422,783)	$(616,828)
Earnings (loss) per share attributable to Cinemark Holdings, Inc.'s common stockholders
Basic	$0.05	$(2.03)	$(3.55)	$(5.25)
Diluted	$0.05	$(2.03)	$(3.55)	$(5.25)
Diluted weighted average shares outstanding	117,582	116,794	117,250	116,667
Other financial data
Adjusted EBITDA (1)	$139,437	$(97,474)	$79,952	$(276,880)
(1)
See discussion of Adjusted EBITDA, a non-GAAP measure, at Other Segment Information and Reconciliation of Adjusted EBITDA below.

Other Operating Data

(unaudited, in thousands)

	As of December 31,
	2021	2020
Balance sheet data
Cash and cash equivalents	$707,339	$655,338
Theatre properties and equipment, net	$1,382,846	$1,615,062
Total assets	$5,230,650	$5,562,922
Long-term debt, including current portion, net of debt discounts and unamortized debt issuance costs	$2,500,504	$2,395,218
Equity	$334,468	$798,969

Segment Information

(unaudited, in millions, except per patron data)

	U.S. Operating Segment		International Operating Segment			Consolidated
	Three Months Ended December 31,		Three Months Ended December 31,			Three Months Ended December 31,
	2021	2020	2021	2020	Constant (1) Currency 2021	2021	2020
Revenues, patron and per patron data
Admissions revenue	$287.3	$44.4	$57.6	$4.7	$62.9	$344.9	$49.1
Concession revenue	$207.8	$27.9	$40.4	$3.6	$43.9	$248.2	$31.5
Other revenues	$56.6	$14.5	$17.0	$3.1	$18.5	$73.6	$17.6
Total revenues	$551.7	$86.8	$115.0	$11.4	$125.3	$666.7	$98.2
Attendance	31.2	5.1	16.9	1.5		48.1	6.6
Average ticket price	$9.21	$8.64	$3.41	$3.14	$3.72	$7.17	$7.42
Concession revenues per patron	$6.66	$5.42	$2.39	$2.42	$2.60	$5.16	$4.75

	U.S. Operating Segment		International Operating Segment			Consolidated
	Three Months Ended December 31,		Three Months Ended December 31,			Three Months Ended December 31,
	2021	2020	2021	2020	Constant (1) Currency 2021	2021	2020
Theatre operating expenses
Film rentals and advertising	$168.5	$19.0	$29.7	$2.6	$32.4	$198.2	$21.6
Concession supplies	34.9	7.5	8.8	1.2	9.6	43.7	8.7
Salaries and wages	71.8	23.3	11.9	5.1	12.9	83.7	28.4
Facility lease expense	64.5	61.0	14.7	4.3	15.8	79.2	65.3
Utilities and other	71.1	40.0	19.7	10.8	21.5	90.8	50.8
(1)
Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding month for 2020. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign currency exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Other Segment Information

(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Adjusted EBITDA (1)
U.S.	$115,920	$(81,034)	$84,223	$(226,981)
International	23,517	(16,440)	(4,271)	(49,899)
Total Adjusted EBITDA	$139,437	$(97,474)	$79,952	$(276,880)

Capital expenditures
U.S.	$30,758	$9,422	$78,305	$64,026
International	7,540	6,890	17,237	19,904
Total capital expenditures	$38,298	$16,312	$95,542	$83,930
(1)
Adjusted EBITDA represents net loss before income taxes, depreciation and amortization expense and other items, as calculated below. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. A reconciliation of net loss to Adjusted EBITDA is provided below.

Reconciliation of Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income	$6,482	$(239,674)	$(422,215)	$(617,948)
Add (deduct):
Income taxes	(1,233)	(86,978)	(16,802)	(309,376)
Interest expense	38,122	37,587	149,702	129,871
Loss on extinguishment of debt	—	—	6,527	—
Other expense, net (a)	8,163	14,984	43,532	62,369
Cash distributions from DCIP (b)	—	—	—	10,383
Cash distributions from other equity investees (c)	—	—	156	15,047
Non-cash distributions from DCIP (d)	—	(12,915)	—	(12,915)
Depreciation and amortization	63,075	68,396	265,363	259,776
Impairment of long-lived assets	13,365	111,492	20,845	152,706
Restructuring costs	287	307	(1,001)	20,369
(Gain) loss on disposal of assets and other	142	2,074	8,025	(8,923)
Non-cash rent	(1,648)	708	(3,451)	2,357
Share based awards compensation expense (e)	12,682	6,545	29,271	19,404
Adjusted EBITDA	$139,437	$(97,474)	$79,952	$(276,880)
(a)
Includes interest income, foreign currency exchange loss, equity in loss of affiliates and interest expense - NCM and excludes distributions from NCM and distributions from DCIP.
(b)
Includes cash distributions from DCIP that were recorded as a reduction of our investment in DCIP. These distributions are reported entirely within the U.S. operating segment.
(c)
Includes cash distributions received from equity investees, other than those from DCIP noted above, that were recorded as a reduction of the respective investment balances. These distributions are reported entirely within the U.S. operating segment.
(d)
Represents non-cash distribution of projectors from DCIP. This distribution is reported entirely within the U.S. operating segment.
(e)
Non-cash expense included in general and administrative expenses.